Exhibit 99
                              FOR IMMEDIATE RELEASE
October 29, 2003


                       THE EASTERN COMPANY REPORTS RESULTS
                          FOR THE THIRD QUARTER OF 2003

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced its operating results for the third quarter. Net income increased to $942,800, or $.26 per diluted share compared to the $678,000 or $ .19 per diluted share reported in the third quarter of 2002, a 39% increase. Sales for the third quarter of 2003 increased 9% to $21.9 million compared to $20.0 for the same period in 2002.

Year-to-date earnings for the nine-month period ended September 27, 2003 were $2.8 million or $.78 per diluted share, compared to $2.1 million or $.57 per diluted share for the same period in 2002, a 34% increase. Net sales for nine months were $65.0 million compared to $61.7 million for the first nine months of the previous year, a 6% increase.

Leonard F. Leganza, President and CEO stated, "Our improved sales results for the year to date, reflects improved business in all of our operating units, except the metal products division which experienced a decrease in sales. The Canadian Commercial Vehicle subsidiary, which we recently acquired and which produces lightweight "sleeper boxes" for the trucking industry, was already an important contributor to the strong year to date results. We anticipate continued favorable sales activity in the fourth quarter of the year."

Mr. Leganza continued, "At our Illinois Lock / CCL Security Products division we have developed a new lock which meets all the requirements established by Travel Sentry TM, a standard setting group created to work closely with the Transportation Security Administration (TSA) and the travel goods industry. This lock will allow airport passengers to lock their bags and not have the lock destroyed if the bag is inspected by the TSA. In addition, our presence in China continues to provide us with an important offshore source of supply. This presence has been further enhanced by the establishment of Eastern Industrial (Shanghai) Ltd. which, in addition to increased manufacturing capability, we believe will help to introduce our broad array of products into the China market."

The Eastern Company is a 145-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors, which could affect the Company's financial results, are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                            THREE Months Ended                                  NINE Months Ended

                                      13 wks                  13 wks                      39 wks                 39 wks
                                  Sept. 27, 2003          Sept. 28, 2002              Sept. 27, 2003         Sept. 28, 2002
                                  --------------          --------------              --------------         --------------
Net Sales                            $21,864,105            $ 20,040,682                 $65,045,930           $ 61,652,944


Net Income After Tax                     942,759                 678,043                   2,832,824              2,113,668


Net Income Per Share:
              Basic                     $   0.26                $   0.19                    $   0.78               $   0.58
              Diluted                   $   0.26                $   0.19                    $   0.78               $   0.57

Weighted average shares outstandings:
              Basic                    3,612,748               3,632,046                   3,622,791              3,630,644
              Diluted                  3,688,008               3,632,046                   3,649,612              3,697,051

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